PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 30 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated January 12, 2004
                                                                 Rule 424(b)(3)

                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES D

                Euro Floating Rate Senior Bearer Notes Due 2009

                            -----------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2009) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:            U.S. $500,000,000

Maturity Date:               January 22, 2009; provided that if such day is
                             not a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date (Original
  Issue Date):               January 22, 2004

Interest Accrual Date:       January 22, 2004

Issue Price:                 99.90%

Agent's Commissions:         0.25%

Specified Currency:          U.S. dollars

Redemption Percentage
 at Maturity:                100%

Base Rate:                   LIBOR

Spread (Plus or Minus):      Plus 0.24% per annum

Spread Multiplier:           N/A

Index Currency:              U.S. dollars

Index Maturity:              Three Months

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Initial Interest Rate:       To be determined on the second London banking day
                             immediately preceding the original issue date

Initial Redemption Date:     N/A

Initial Redemption
  Percentage:                N/A

Annual Redemption
  Percentage Reduction:      N/A

Optional Repayment
  Date(s):                   N/A

Interest Payment Dates:      Each January 22, April 22, July 22 and October 22,
                             commencing April 22, 2004; provided that if any interest payment date (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:     Quarterly

Interest Reset Dates:        Each interest payment date

Interest Reset Period:       Quarterly

Interest Determination
  Dates: The second London banking day immediately preceding each interest reset date

Reporting Service:           Telerate (Page 3750)

Business Days:               London and New York

Calculation
  Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                       Morgan Stanley & Co. International Limited

Denominations:               U.S. $100,000

Common Code:                 018420171

ISIN:                        XS0184201712

Other Provisions:            See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY
COMMERZBANK SECURITES                                  CREDIT AGRICOLE INDOSUEZ

Supplemental Information Concerning Plan of Distribution:

     On January 12, 2004, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.65% which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.90% less a combined management and underwriting commission of .25% of the principal amount of the notes.

                                                            Principal Amount of
                                                            Senior Floating Rate
                  Name                                             Notes
                  ----                                      --------------------
Morgan Stanley & Co. International Limited..................   $490,000,000
Commerzbank Aktiengesellschaft..............................      5,000,000
Credit Agricole Indosuez....................................      5,000,000
                                                               ------------
                            Total...........................   $500,000,000
                                                               ============


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